Exhibit 16.1

June 5, 2024

U.S. Securities and Exchange

Commission 100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Elite Pharmaceuticals, Inc. (the “registrant”) under Item 4.01 of its Form 8-K dated June 5, 2024 and are in agreement with the statements therein concerning Mazars USA LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Mazars USA LLP

Iselin, NJ